Exhibit 99.1
FOR IMMEDIATE RELEASE September 11, 2008 For Further Information, Contact: Chris A. Karkenny _____ or _____ Michael E. Polgardy Chief Financial Officer _____ Treasurer 949.639.4990 949.639.4357
26220 Enterprise Court
Lake Forest, California 92630
Tel 949.639.2000
Fax 949.587.1850
APRIA HEALTHCARE ANNOUNCES
2008 SECOND QUARTER FINANCIAL RESULTS AND RESOLUTION OF
ACCOUNTS RECEIVABLE RESERVES REVIEW
LAKE FOREST, CA...September 11, 2008... Apria Healthcare Group Inc. (NYSE:AHG), the nation’s leading home healthcare company, today announced its financial results for the quarter ended June 30, 2008. As previously disclosed, the Company has been in the process of evaluating its accounts receivable reserves. As a result of that evaluation, the Company concluded that its accounts receivable reserves were over-reserved by $1.5 million, or 3.9% of pre-tax net income for the quarter ended June 30, 2008. In addition, subsequent to the release of preliminary earnings on July 30, 2008, the Company identified and recorded a $650,000, or 1.7% of pre-tax net income for the quarter ended June 30, 2008, warranty obligation error relating to replacement obligations for Medicare equipment required to be transferred to patients after thirteen months. The net effect of these two items resulted in an $850,000, or 2.2% of pre-tax net income for the quarter ended June 30, 2008, increase to the quarter’s pre-tax net income. These corrections have been recorded in the quarterly period ended June 30, 2008. The Company also conducted a review of its accounts receivable reserves in the prior period financial statements and concluded that none of the prior periods were materially misstated and that no restatement is required for any prior period as a result of these errors.

As part of the Company’s review of its accounts receivable reserves, the Company evaluated its internal control over financial reporting relating to the calculation of accounts receivable reserves and concluded that the Company did not effectively design and perform certain control activities to prevent or detect material misstatements that might exist in the Company’s reserve for uncollectible accounts receivable and, therefore, a material weakness existed in the Company’s internal control over financial reporting. In light of the material weakness in internal control over financial reporting, the Company also concluded that its disclosure controls and procedures were not effective as of December 31, 2007 or March 31, 2008. The Company therefore will be filing an amendment to its Form 10-K for the period ended December 31, 2007, and an amendment to its Form 10-Q for the period ended March 31, 2008, to amend its disclosures concerning the effectiveness of its internal control over financial reporting and disclosure controls and procedures for such periods. The Company anticipates filing the Form 10-K/A for the fiscal year ended December 31, 2007, the Form 10-Q/A for the quarter ended March 31, 2008, and the Form 10-Q for the quarter ended June 30, 2008, on Thursday, September 11, 2008.
Results for the Period Ended June 30, 2008
For the three months ended June 30, 2008, revenue grew over the prior year by 35.5% to $531.2 million from $391.9 million in the three months ended June 30, 2007, with revenue increases of 2.2% for home respiratory therapy and 184.3% for home infusion therapy. For the six months ended June 30, 2008, revenue growth over the prior year was 35.3% to $1.1 billion from $782.7 million in the six months ended June 30, 2007, with revenue increases of 2.3% in respiratory therapy and 187.4% for infusion therapy. The increase in home infusion therapy, for both the three and six months ended June 30, 2008, was the result of the Coram acquisition which took place in December 2007. Second quarter 2008 net income was $23.2 million, an increase of 20.3%, compared to $19.3 million in the second quarter of 2007. For the six months ended June 30, 2008, net income was $43.9 million, an increase of 9.5% from $40.1 million in the six months ended June 30, 2007. All results reported in this release include the impact of the Coram acquisition and Medicare payment reductions.

Net income per share on a diluted basis was $0.52 for the quarter ended June 30, 2008, compared to $0.44 in the comparable prior year period. For the six months ended June 30, 2008, net income per share on a diluted basis was $0.99, compared to $0.91 in the six months ended June 30, 2007. These results include Medicare cuts of approximately $0.08 year over year, which were primarily respiratory therapy Medicare drug cuts, and one-time expenses of approximately $0.02.
As expected, due to the acquisition of Coram, the Company’s gross margin decreased in the second quarter of 2008 to 60.6%, compared to 65.7% reported in the second quarter of last year. Gross margins were 60.8% in the six months ended June 30, 2008, compared to 65.6% in the six months ended June 30, 2007.
Days sales outstanding (DSO) were 51 days at June 30, 2008 and 49 days at June 30, 2007. The provision for doubtful accounts as a percentage of revenues was 1.0% for the second quarter of 2008, compared to 2.8% in the corresponding period last year. For the six months ended June 30, 2008, the provision for doubtful accounts was 1.5%, compared to 2.7% for the six months ended June 30, 2007.
Selling, distribution and administrative expenses were 51.2% of revenues, a 2.2% reduction from 53.4% in the second quarter of last year. For the six months ended June 30, 2008, selling, distribution and administrative expenses were 51.0%, compared to 53.1% in the six months ended June 30, 2007.

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $78.3 million in the second quarter of 2008, representing a 12.7% increase over EBITDA of $69.5 million in the second quarter of 2007. EBITDA was $156.1 million in the six months ended June 30, 2008, representing a 9.6% increase over prior year EBITDA of $142.4 million in the six months ended June 30, 2007. EBITDA is presented as a supplemental performance measure and is not intended as an alternative to net income or any other measure calculated in accordance with generally accepted accounting principles. Further, EBITDA may not be comparable to similarly titled measures used by other companies. A table reconciling EBITDA to net income is presented at the end of the condensed consolidated financial statements included in this release.
Liquidity and Capital
During the second quarter, the Company reduced the outstanding balance on its $500 million revolving credit line by a net amount of $45 million. As of June 30, 2008, the outstanding balance on the revolver was $364 million.
Free cash flow was $54.1 million in the second quarter of 2008, compared to $63.6 million in the second quarter of 2007. Free cash flow was $61.1 million for the six months ended June 30, 2008, compared to $75.8 million for the six months ended June 30, 2007. The decrease in free cash flow was primarily due to increased purchases of patient service equipment of $25.2 million and investments in information technology and other assets of $15.4 million. The cash used for these asset purchases was offset by an increase in net cash provided by operations of $25.8 million. In the second quarter of 2008, total capital expenditures were 9.6% of revenues versus 5.9% in the second quarter of 2007. Total capital expenditures were 9.1% for the six months ended June 30, 2008 compared to 7.1% for the six months ended June 30, 2007.

Free cash flow is defined as net cash provided by operating activities minus capital expenditures and does not include acquisitions or financing activities. It is presented as a supplemental performance measure and is not intended as an alternative to any other cash flow measure calculated in accordance with generally accepted accounting principles. Further, free cash flow may not be comparable to similarly titled measures used by other companies. A table reconciling free cash flow to net cash provided by operating activities is presented at the end of the condensed consolidated financial statements included in this release.
The Company currently expects to meet its full year guidance ranges related to earnings per share of $2.04 to $2.14 and free cash flow of $95 million to $105 million. Management estimates total revenue growth will be in the range of 30% to 33%, down from the previous estimate of 33% to 35%. Total revenue is expected to increase in a range of 2.0% to 2.5% on a pro forma basis, reflecting Coram’s full year 2007 results, down from the previous guidance range of an increase of 4.5% to 5.5% on a pro forma basis. This decrease is due to the sale of our complex rehabilitation business on July 2, 2008 and previously announced Medicare cuts related to respiratory drugs, partially offset by higher than expected revenues in our infusion business and the favorable impact of the delay of competitive bidding.
* * *
Apria provides home respiratory therapy, home infusion therapy and home medical equipment through approximately 550 locations serving patients in all 50 states. With over $1.6 billion in annual net revenues ($2.1 billion if Coram were included for the full year), it is the nation’s leading home healthcare company.

This release may contain statements regarding anticipated future developments that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Results may differ materially as a result of the risk factors included in the Company’s filings with the Securities and Exchange Commission and other factors over which the Company has no control.
* * *
(Financial tables attached)

APRIA HEALTHCARE GROUP INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30,	December 31,
(dollars in thousands)	2008	2007
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$23,061	$28,451
Accounts receivable, net of allowance for doubtful accounts	296,199	284,141
Inventories, net	49,515	52,079
Other current assets	67,056	92,664

TOTAL CURRENT ASSETS	435,831	457,335
PATIENT SERVICE EQUIPMENT, NET	204,971	200,180
PROPERTY, EQUIPMENT & IMPROVEMENTS, NET	120,503	102,827
OTHER ASSETS, NET	839,223	837,460

TOTAL ASSETS	$1,600,528	$1,597,802

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$298,227	$293,600
Current portion of long-term debt	253,806	254,252

TOTAL CURRENT LIABILITIES	552,033	547,852
LONG-TERM DEBT, net of current portion	371,184	433,031
OTHER NON-CURRENT LIABILITIES	115,357	104,894

TOTAL LIABILITIES	1,038,574	1,085,777
STOCKHOLDERS’ EQUITY	561,954	512,025

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,600,528	$1,597,802

APRIA HEALTHCARE GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in thousands, except per share data)	2008	2007	2008	2007
		(As Restated)[1]		(As Restated)[1]
Respiratory therapy	$273,135	$267,325	$549,583	$537,086
Infusion therapy	205,509	72,297	406,027	141,265
Home medical equipment/other	52,604	52,307	103,616	104,357

NET REVENUES	531,248	391,929	1,059,226	782,708
GROSS PROFIT	321,788	257,498	644,496	513,660
Provision for doubtful accounts	5,271	11,093	15,952	20,791
Selling, distribution and administrative expenses	271,819	209,312	540,480	415,792
Amortization of intangible assets	1,049	706	2,117	1,698

OPERATING INCOME	43,649	36,387	85,947	75,379
Interest expense, net	5,194	5,000	13,002	10,826

INCOME BEFORE TAXES	38,455	31,387	72,945	64,553
Income tax expense	15,300	12,136	29,018	24,452

NET INCOME	$23,155	$19,251	$43,927	$40,101

Income per common share — assuming dilution	$0.52	$0.44	$0.99	$0.91

Weighted average number of common shares outstanding	44,174	44,232	44,173	44,110

[1]	Amounts for 2007 reflect the restatement adjustments previously disclosed in the Company’s Current Report on Form 8-K filed January 3, 2008. Such corrections were included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed on February 29, 2008, as amended by Form 10-K/A Amendment No. 1 filed on September 11, 2008.

APRIA HEALTHCARE GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended
	June 30,
(dollars in thousands)	2008	2007
		(As Restated)[1]
OPERATING ACTIVITIES
Net income	$43,927	$40,101
Items included in net income not requiring cash:
Provision for doubtful accounts	15,952	20,791
Depreciation and amortization	70,182	67,049
Deferred income taxes, share-based compensation and other	49,796	7,111
Changes in operating assets and liabilities	(22,429)	(3,442)

NET CASH PROVIDED BY OPERATING ACTIVITIES	157,428	131,610

INVESTING ACTIVITIES
Purchases of patient service equipment and property, equipment and improvements	(96,301)	(55,811)
Proceeds from disposition of assets	53	52
Cash (paid) for acquisitions	(3,036)	—

NET CASH USED IN INVESTING ACTIVITIES	(99,284)	(55,759)

FINANCING ACTIVITIES
Net payments of debt	(62,293)	(82,145)
Issuances of common stock	382	16,554
Other	(1,623)	3,566

NET CASH USED IN FINANCING ACTIVITIES	(63,534)	(62,025)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(5,390)	13,826
Cash and cash equivalents at beginning of period	28,451	14,657

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$23,061	$28,483

[1]	Amounts for 2007 reflect the restatement adjustments previously disclosed in the Company’s Current Report on Form 8-K filed January 3, 2008. Such corrections were included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed on February 29, 2008, as amended by Form 10-K/A Amendment No. 1 filed on September 11, 2008.

APRIA HEALTHCARE GROUP INC.
CONDENSED CONSOLIDATED FINANCIAL STATEMENT
RECONCILIATIONS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in thousands)	2008	2007	2008	2007
		(As Restated)[1]		(As Restated)[1]
Reconciliation — EBITDA:
Reported net income	$23,155	$19,251	$43,927	$40,101
Add back: Interest expense, net	5,194	5,000	13,002	10,826
Add back: Income tax expense	15,300	12,136	29,018	24,452
Add back: Depreciation	33,623	32,388	68,065	65,351
Add back: Amortization of intangible assets	1,049	706	2,117	1,698

EBITDA	$78,321	$69,481	$156,129	$142,428

Reconciliation — Free Cash Flow:
Net cash provided by operating activities	$105,086	$86,721	$157,428	$131,610
Less: Purchases of patient service equipment and property, equipment and improvements	(51,031)	(23,139)	(96,301)	(55,811)

Free cash flow	$54,055	$63,582	$61,127	$75,799

[1]	Amounts for 2007 reflect the restatement adjustments previously disclosed in the Company’s Current Report on Form 8-K filed January 3, 2008. Such corrections were included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed on February 29, 2008, as amended by Form 10-K/A Amendment No. 1 filed on September 11, 2008.

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